Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166452) pertaining to the Command Center, Inc. 2008 Stock Incentive Plan, of our audit report dated March 3, 2015, with respect to the consolidated financial statements of Command Center, Inc. included in the Annual Report (Form 10-K) for the year ended December 26, 2014.

PMB Helin Donovan, LLP
Seattle, WA
March 3, 2015